Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Parker Drilling Company:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Parker Drilling Company of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Parker Drilling Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Parker Drilling Company.
We also have audited the adjustments described in Note 1 and Note 12 that were applied to recast the 2006 consolidated financial statements for the segment adjustments included in our report on the financial statements referred to above. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review or apply any procedures to the 2006 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2006 consolidated financial statements taken as a whole.
Our report on the financial statements referred to above refers to a change in the Company’s method of accounting for uncertain tax positions as of January 1, 2007.
/s/ KPMG LLP
Houston, Texas
March 16, 2009